[LETTERHEAD OF VENABLE LLP]

August 28, 2012

Monmouth Real Estate Investment Corporation

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), in connection with certain matters relating to the registration by the Company of the resale from time to time of up to 775,302 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, by the stockholders named under the caption “Selling Stockholders” in the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are issuable upon the conversion or redemption of debentures (the “Subsidiary Debentures”) issued by Monmouth Capital Corporation, a New Jersey corporation and a wholly-owned subsidiary of the Company (“Monmouth Capital”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.      The Registration Statement and the related form of prospectus included therein in the form in which it was filed with the Commission under the 1933 Act;

2.      The Prospectus Supplement, dated August 28, 2012, filed with the Commission pursuant to Rule 497 of the General Rules and Regulations promulgated under the 1933 Act;

3.      The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.      The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5.      Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company, relating to, among other matters, the registration and issuance of the Shares and the filing of the Registration Statement, certified as of the date hereof by an officer of the Company;

Monmouth Real Estate Investment Corporation
August 28, 2012

6.      The Indenture, dated as of October 23, 2003, as supplemented (the “2003 Subsidiary Indenture”), by and between Monmouth Capital and Wilmington Trust Company, as trustee (the “Trustee”);

7.      The Indenture, dated as of March 30, 2005, as supplemented (the “2005 Subsidiary Indenture” and, together with the 2003 Subsidiary Indenture, the “Subsidiary Indentures”), by and between Monmouth Capital and the Trustee;

8.      A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

9.      A certificate executed by an officer of the Company, dated as of the date hereof; and

10.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.      Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.      Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.      Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.      All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Monmouth Real Estate Investment Corporation
August 28, 2012

5.      The Subsidiary Debentures have been duly authorized and validly issued by Monmouth Capital in accordance with the respective Subsidiary Indenture and will be converted or redeemed for the Shares in accordance therewith.

6.      None of the Shares will be issued or transferred in violation of Section 2 of Article V of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.      The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.      The issuance of the Shares has been duly authorized and, when and to the extent issued upon the conversion or redemption of the Subsidiary Debentures in accordance with the Resolutions, the Subsidiary Indentures and the Registration Statement, the Shares will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Monmouth Real Estate Investment Corporation
August 28, 2012

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP